As filed with the Securities and Exchange Commission on May 4, 2004.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE SHAW GROUP INC.

(Exact name of issuer as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	72-1106167 (I.R.S. Employer Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of Principal Executive Offices) (Zip Code)

The Shaw Group Inc. 401(k) Plan

- and -

The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees
(Full Title of the Plans)

Gary P. Graphia
Secretary and General Counsel
4171 Essen Lane
Baton Rouge, Louisiana 70809
(Name and address of agent for service)

(225) 932-2500
(Telephone number, including area code, of agent for service)

Copy to:
J. Michael Robinson, Jr.
Kantrow, Spaht, Weaver & Blitzer
(A Professional Law Corporation)
P.O. Box 2997
Baton Rouge, LA 70821-2997
(225) 383-4703

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered	per share	offering price	registration fee
Common Stock, no par value (3)	1,200,000 (1)	$12.30 (2)	$14,760,000 (2)	$1,871.00

Plan Interests	(4)

(1)	The number of shares of common stock, no par value being registered hereby pursuant to (i) The Shaw Group Inc. 401(k) Plan and (ii) The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for a share of common stock reported on the New York Stock Exchange on April 30, 2004, which was $12.30.

(3)	Includes preferred share purchase rights. Until the occurrence of certain prescribed events, none of which has occurred, the preferred share purchase rights are not exercisable, are evidenced by certificates representing shares of the common stock, and will be transferred only with shares of the common stock. The value, if any attributable to the rights is included in the market price of the common stock.

(4)	Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information concerning (i) The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees and (ii) The Shaw Group Inc. 401(k) Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 1 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

EXPLANATORY NOTE

     The consolidated financial statements of The Shaw Group Inc. for the fiscal year ended August 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement. Because of Arthur Andersen LLP’s current financial position, you may not be able to recover against Arthur Andersen LLP for any claims you may have under securities or other laws as a result of Arthur Andersen LLP’s activities during the period in which it acted as the Registrant’s independent public accountants.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The description of Registrant’s common stock contained in the Form 8-A dated September 26, 1996, including any amendment to that form that Registrant may have filed in the past, or may file in the future, for the purpose of updating the description of the common stock;

(b)	The description of Registrant’s rights to purchase Series A Junior participating preferred stock contained in the Form 8-A dated July 30, 2001, including any amendment to that form that Registrant may have filed in the past, or may file in the future, for the purpose of updating the description of the rights;

(c)	The Registrant’s definitive proxy statement filed on Schedule 14A relating to the 2004 Annual Meeting of Shareholders;

(d)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003;

(e)	The Registrant’s Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended August 31, 2003;

(f)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2003;

(g)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2004; and

(h)	The Registrant’s Current Reports on Form 8-K filed on September 3, 2003; October 17, 2003; October 17, 2003; October 17, 2003; October 20, 2003; October 24, 2003; October 24, 2003; October 28, 2003; October 29, 2003; November 19, 2003; November 19, 2003; November 20, 2003; November 21, 2003; December 24, 2003; and February 4, 2004.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 83 of the Louisiana Business Corporation Law, or the LBCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action, referred to above or any claims therein, the corporation must indemnify him against such expenses that such officer or director actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if authorized by the board of directors.

     Pursuant to Section 83 of the LBCL, the registrant has adopted provisions in its articles of incorporation which require the registrant to indemnify its directors and officers to the fullest extent permitted by the LBCL.

     The registrant has entered into indemnification agreements with its directors and certain of its officers which provide that the registrant will, if certain conditions are met and the director or officer acted in accordance with the applicable standards and subject to certain procedures and exceptions, indemnify the persons for claims, judgments and related expenses resulting from their service on behalf of the registrant and its affiliated entities in any pending, threatened or completed action, suit or proceeding, whether civil, administrative or criminal, except where (1) the registrant is prohibited by law from providing such indemnification; (2) payment of the indemnification amounts has been made under an insurance policy; and (3) the director or officer gained a personal profit to which he was not legally entitled, including profits arising from the violation of certain securities laws.

     Pursuant to provisions of The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees and The Shaw Group Inc. 401(k) Plan, the registrant must indemnify and hold harmless the Plan Administrator and members of the Advisory Committee against losses and expenses arising out of the performance of their duties, except losses and expenses resulting from their willful misconduct or gross negligence.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	-	Composite of the Restatement of the Articles of Incorporation of The Shaw Group Inc. (the “Company”), as amended (incorporated by reference to the designated Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001).

4.2	-	Amended and Restated By-Laws of the Company dated December 8, 1993 (incorporated by reference to the designated Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended).

4.3	-	Supplement to Amended and Restated By-Laws of the Company dated October 17, 2003 (incorporated by reference to the designated Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003).

4.4	-	Specimen Common Stock Certificate (incorporated by reference to the designated Exhibit to the Company’s Registration Statement on Form S-1 filed on October 22, 1993, as amended (No. 33-70722).

4.5	-	Rights Agreement, dated as of July 9, 2001, between the Company and First Union National Bank, as Rights Agent, including the Form of Articles of Amendment to the Restatement of the Articles of Incorporation of the Company as Exhibit A, the form of Rights Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to the designated Exhibit to the Company’s Registration Statement on Form 8-A filed on July 30, 2001).

4.6*	-	The Shaw Group Inc. 401(k) Plan and The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees.

5.1*	-	Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation).

5.2*	-	ERISA Qualification Undertaking.

23.1*	-	Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1).

23.2*	-	Consent of Ernst & Young LLP.

24.1	-	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by way of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, as of this 4th day of May, 2004.

THE SHAW GROUP INC.

By:	/s/ Gary P. Graphia Gary P. Graphia Secretary and General Counsel

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes Robert L. Belk and Gary P. Graphia and each of them acting individually, with full power of substitution, to file one or more amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission, which amendments, may make such changes as Robert L. Belk and Gary P. Graphia deem appropriate; and each person whose signature appears below, individually and in each capacity stated below, hereby appoints Robert L. Belk and Gary P. Graphia and either of them acting individually, with full power of substitution, as Attorney-in-Fact to execute in his name and on his behalf any such amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chairman of the Board and Chief
/s/ J.M. BERNHARD, JR.	Executive Officer (Principal
J.M. Bernhard, Jr.	Executive Officer)	May 4, 2004

Executive Vice President, Chief
/s/ ROBERT L. BELK	Financial Officer and Treasurer
Robert L. Belk	(Principal Financial Officer and Principal Accounting Officer)	May 4, 2004

/s/ T. A. BARFIELD,JR. T. A. Barfield,Jr.	President, Chief Operating Officer and Director	May 4, 2004

/s/ ALBERT MCALISTER Albert McAlister	Director	April 28, 2004

/s/ L. LANE GRIGSBY L. Lane Grigsby	Director	May 4, 2004

Signature	Title	Date

/s/ DAVID W. HOYLE David W. Hoyle	Director	May 4, 2004

/s/ JOHN W. SINDERS, JR. John W. Sinders, Jr.	Director	May 3, 2004

Charles E. Roemer, III	Director	, 2004

/s/ JAMES F. BARKER James F. Barker	Director	April 29, 2004

     The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the plans) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 4th day of May, 2004.

THE SHAW GROUP INC. 401(k) PLAN
THE SHAW GROUP INC. 401(k) PLAN FOR CERTAIN HOURLY EMPLOYEES
By: THE SHAW GROUP INC., PLAN ADMINISTRATOR

By: /s/ GARY P. GRAPHIA
Name: Gary P. Graphia
Title: Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	-	Composite of the Restatement of the Articles of Incorporation of The Shaw Group Inc. (the “Company”), as amended (incorporated by reference to the designated Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001).

4.2	-	Amended and Restated By-Laws of the Company dated December 8, 1993 (incorporated by reference to the designated Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended).

4.3	-	Supplement to Amended and Restated By-Laws of the Company dated October 17, 2003 (incorporated by reference to the designated Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003).

4.4	-	Specimen Common Stock Certificate (incorporated by reference to the designated Exhibit to the Company’s Registration Statement on Form S-1 filed on October 22, 1993, as amended (No. 33-70722).

4.5	-	Rights Agreement, dated as of July 9, 2001, between the Company and First Union National Bank, as Rights Agent, including the Form of Articles of Amendment to the Restatement of the Articles of Incorporation of the Company as Exhibit A, the form of Rights Certificate as Exhibit B and the form of the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to the designated Exhibit to the Company’s Registration Statement on Form 8-A filed on July 30, 2001).

4.6*	-	The Shaw Group Inc. 401(k) Plan and The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees.

5.1*	-	Opinion of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation).

5.2*	-	ERISA Qualification Undertaking.

23.1*	-	Consent of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) (included in Exhibit 5.1).

23.2*	-	Consent of Ernst & Young LLP.

24.1	-	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.